Exhibit 99.3

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $439.6 million, after deducting the estimated transaction fees and expenses payable by us. The following table sets forth our estimated sources and uses of funds related to the offering. The actual amounts of such sources and uses are expected to differ upon the actual issuance of the notes.

(in millions)
Sources
Notes offered hereby	$465.0

Total sources	$465.0

Uses
Repayment of existing term loan credit facility(1)	$436.7
Transaction fees and expenses	25.4
Cash on hand	2.9

Total uses	$465.0

(1)	Our existing senior secured credit facility includes a term loan credit facility and a revolving loan credit facility. Currently there are no amounts outstanding pursuant to our senior secured revolving credit facility, but there are outstanding letters of credit amounting to approximately $21.9 million and availability of $138.1 million as of March 31, 2009. Our existing senior secured term loan credit facility will be terminated in connection with this offering and our existing senior secured revolving credit facility will be amended to permit the issuance of the notes offered and the security interests in the notes and our existing senior notes referred to in this offering memorandum. See “Description of Certain Other Indebtedness—Our Existing Senior Secured Revolving Credit Facility.” In connection with the issuance of the notes offered hereby, we have received commitments from affiliates of the initial purchasers for a new senior secured revolving credit facility. We intend to replace our existing senior secured revolving credit facility with the new senior secured revolving credit facility, which we currently anticipate will provide for aggregate borrowings of up to $100.0 million (which could increase to $140.0 million if additional commitments are obtained) and is proposed to have a maturity date of August 2012 (or, if our existing senior notes are not repaid, July 2012). The execution of the new senior secured revolving credit facility is contingent upon certain conditions, including the consummation of the issuance of the notes offered hereby. There is no assurance that we will satisfy these conditions. See “Description of Certain Other Indebtedness—Commitment for New Senior Secured Revolving Credit Facility.”

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